STATE OF DELAWARE
                              CERTIFICATE OF TRUST
                                       OF
                                 O'CONNOR EQUUS

This Certificate of Trust of O'Connor EQUUS (the "Trust"), a statutory trust, executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code,
Section 3801 et seq.) (the "Act"), sets forth the following:


FIRST:       The name of the statutory trust formed hereby is: O'Connor EQUUS.

SECOND: As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

             The Corporation Trust Company
             1209 Orange Street
             Wilmington, Delaware 19801
             New Castle County

THIRD: Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended
             (15 U.S.C. [section][section] 80a-1 et seq.).

FOURTH:      This Certificate of Trust shall be effective upon filing.


          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 3 day of February, 2014.



                                                       /s/ Nicholas Vagra
                                                       ---------------------
                                                       Name:  Nicholas Vagra
                                                       Title: Trustee




                                       1